                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the Registrant [X]

     Filed by a Party other than the Registrant [ ]

     Check the appropriate box:

     [ ] Preliminary Proxy Statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive Proxy Statement

     [ ] Definitive Additional Materials

     [ ] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           Hvide Marine Incorporated
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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

                           HVIDE MARINE INCORPORATED

                 NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

                            TO BE HELD MAY 19, 1997

                          ---------------------------

TO OUR STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the 1997 Annual Meeting of Stockholders of Hvide Marine Incorporated (the "Company") will be held at 10:30 a.m. local time on Monday, May 19, 1997, at Terminal 26, Port Everglades, Florida for the following purposes:

          1. to elect two Class I Directors to serve on the Board of Directors for a three-year term;

          2. to consider and approve the establishment of the Board of Directors Stock Compensation Plan;

          3. to consider and approve the establishment of the Key Employee Stock Compensation Plan;

          4. to ratify the appointment of Ernst & Young LLP as the Company's independent accountants for the year ending December 31, 1997; and

          5. to transact such other business as may properly come before the Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on April 7, 1997 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting and any adjournments thereof.

     IF YOU ARE UNABLE TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN, DATE, AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE SO THAT YOUR SHARES WILL BE REPRESENTED.

                                           By Order of the Board of Directors,


                                           Gene Douglas
                                             Secretary

Fort Lauderdale, Florida
April 18, 1997

                           HVIDE MARINE INCORPORATED

                                2200 ELLER DRIVE
                         FORT LAUDERDALE, FLORIDA 33316
                              TEL: (954) 524-4200

                            ------------------------

                                PROXY STATEMENT
                                    FOR THE
                      1997 ANNUAL MEETING OF STOCKHOLDERS

     This Proxy Statement is furnished to the holders of the Common Stock of Hvide Marine Incorporated (the "Company") in connection with the solicitation on behalf of the Board of Directors of the Company of proxies to be used in voting at the Annual Meeting of Stockholders to be held on May 19, 1997 and any adjournments thereof.

     The enclosed proxy is for use at the Meeting if the stockholder will not be able to attend in person. Any stockholder who executes a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company either an instrument revoking the proxy or a duly executed proxy bearing a later date. A proxy also may be revoked by any stockholder present at the Meeting who expresses a desire to vote his shares in person.

     All shares represented by valid proxies received pursuant to this solicitation and not revoked before they are exercised will be voted in the manner specified therein. If no specification is made, the shares will be voted FOR the election of the named nominees for election as directors and FOR each of the other proposals set forth in the Notice of 1997 Annual Meeting of Stockholders and this Proxy Statement.

     Only holders of record of Common Stock at the close of business on April 7, 1997 are entitled to vote at the Meeting. On such date, 11,651,610 shares of Class A Common Stock and 3,419,577 shares of Class B Common Stock were outstanding. The Class A Common Stock and the Class B Common Stock will vote together as a single class, with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes on each matter to be voted upon at the Meeting. Holders of a majority of the outstanding shares of each class of Common Stock are required to be represented in person or by proxy to constitute a quorum for holding the Meeting. The failure of a quorum to be represented at the Meeting will necessitate adjournment and will subject the Company to additional expense.

     The Notice of 1997 Annual Meeting of Stockholders, this Proxy Statement, the accompanying proxy, and the 1996 Annual Report to Stockholders were first mailed to Stockholders on or about April 18, 1997.

                            1. ELECTION OF DIRECTORS

     The Company's Articles of Incorporation and Bylaws provide that the number of Directors of the Company shall be not less than nine, nor more than 17. In addition, they provide for the division of the Board of Directors into three classes, designated Class I, Class II, and Class III, with staggered terms of three years. The terms of Class I, Class II, and Class III Directors currently expire in 1997, 1998, and 1999, respectively.

     The Board currently consists of 11 members: Class I, comprised of Donald L. Caldera, Raymond B. Vickers, and Robert Rice; Class II, comprised of Eugene F. Sweeney, Walter C. Mink, John H. Blankley, and John J. Lee; and Class III, comprised of J. Erik Hvide, Jean Fitzgerald, Gerald Farmer, and Robert B. Calhoun, Jr. At the Meeting, two Class I Directors are to be elected to serve for a term of three years and until their successors are duly elected. Mr. Caldera, who is also Executive Vice President -- Development of the Company, will cease to serve in his position as an executive officer of the Company effective April 30, 1997 and will not stand for reelection to the Board of Directors. As there is no nominee to fill Mr. Caldera's position, it will remain vacant until a successor is duly appointed.

     Pursuant to the Shareholders Agreement (as defined herein), J. Erik Hvide has agreed to vote his shares of Common Stock for Mr. Rice and the Investor Group (as defined herein) has agreed to vote its shares of Common Stock for Mr. Vickers (see "Certain Transactions -- Shareholders Agreement").

DIRECTORS AND NOMINEES

     The following are the continuing members of the Board of Directors, including the two nominees:

             NAME                 AGE                           CURRENT POSITIONS
-------------------------------   ---    ----------------------------------------------------------------
J. Erik Hvide(1)(2)............   48     Chairman of the Board, President, Chief Executive Officer, and
                                         Director
John H. Blankley(1)(2).........   49     Executive Vice President, Chief Financial Officer, and Director
Eugene F. Sweeney(1)...........   54     Executive Vice President -- Operations and Director
Robert B. Calhoun, Jr.(2)(3)...   54     Director
Gerald Farmer(3)(4)............   51     Director
Jean Fitzgerald(1)(4)..........   70     Director
John J. Lee(4).................   60     Director
Walter C. Mink(3)..............   70     Director
Robert Rice(3).................   74     Director
Raymond B. Vickers(4)..........   48     Director

---------------
(1)  Member of the Executive Committee.

(2)  Member of the Special Acquisitions Committee.

(3)  Member of the Audit Committee.

(4)  Member of the Compensation Committee.

     MR. HVIDE has been the Company's Chairman since September 1994 and its President and Chief Executive Officer since January 1991. He has been a director of the Company since 1973. From 1981 until 1991, Mr. Hvide was President and Chief Operating Officer of the Company. From January 1991 to September 1994, he was also Vice Chairman. He has been employed by the Company in various capacities since 1970 and became Vice President in 1973. He is also a director of the American Waterways Operators, a participant on the Transportation Committee of the American Petroleum Institute, a member of the American Bureau of Shipping, a past Chairman of the Board of the American Institute of Merchant Shipping and a past appointee to the U.S. Coast Guard's Towing Safety Advisory Committee. Mr. Hvide is the son of Hans J. Hvide, the founder of the Company.

     MR. BLANKLEY has been a director of the Company since September 1991 and has been Executive Vice President -- Chief Financial Officer since September 1995. He previously served as a director and Chief Financial Officer of Harris Chemical Group Inc., a chemical manufacturing company, from April 1993 to August 1994. Mr. Blankley is the owner of Seafirst Capital, a ship finance consulting business he founded in 1994. He served as Executive Vice President -- Finance and Chief Financial Officer of Stolt-Nielsen, Inc., a publicly traded international operator of specialty chemical tankers, from 1985 to 1991. From 1983 until 1985, Mr. Blankley was a director, Senior Vice President, and Chief Financial Officer of BP North America Inc. Mr. Blankley is also a director of MC Shipping, a publicly traded operator of container feeder vessels.

     MR. SWEENEY has been Executive Vice President -- Operations of the Company since September 1994 and a director since 1984. He was Senior Vice
President -- Operations of the Company from 1991 to September 1994. He joined the Company in 1981 as Vice President -- Ship Management. Prior to joining the Company, Mr. Sweeney was employed for 17 years by Texaco, Inc., where he served in sea-going and shore management positions, including operations manager of Texaco's U.S. tanker fleet. Mr. Sweeney is past President of the Chemical Carriers Association, a member of the Society of Naval Architects and Marine Engineers and served as a member of a National Academy of Sciences committee to study marine navigation and pilotage.

     MR. CALHOUN has been a director of the Company since September 1994. Mr. Calhoun has been President of Clipper Asset Management Corporation, the sole general partner of The Clipper Group, L.P., a private investment firm, since 1991. From 1975 to 1991, Mr. Calhoun was a Managing Director of CS First Boston Corporation, an investment banking firm. Mr. Calhoun serves as a director of Avondale Mills, Inc., a textile company, Interstate Bakeries Corporation, a national distributor of baked goods, and Sterling Chemicals Holdings, Inc., a chemical producer. He also serves as a director of several privately held companies.

     MR. FARMER has served as a director of the Company since 1975. He was Executive Vice President -- Chief Financial Officer and Treasurer of the Company from September 1994 until September 1, 1995. In May 1995, Mr. Farmer, for reasons unrelated to the Company or his responsibilities, retired effective as of September 1, 1995 as Chief Financial Officer and Treasurer. He continued to serve as an Executive Vice President of the Company through December 15, 1995. He was Senior Vice President -- Finance and Administration from January 1991 to September 1994, having joined the Company in 1973 as Vice President -- Finance.

     MR. FITZGERALD has been a director of the Company since March 1994. Since 1992, he has served as the Chairman of Florida Alliance, Inc., a consortium of maritime interests. From 1990 to 1992, he was Executive Vice President of NDE Testing & Equipment, Inc., a nationwide storage-tank testing company. From 1988 to 1990, he was with Frederic R. Harris, Inc., an international consulting engineering firm. Mr. Fitzgerald was a co-founder and the President of American Tank Testing Service, Inc., a firm that was subsequently acquired by NDE Environmental Corporation, from 1986 to 1987. In 1982 and 1983, he served as the Company's Vice President for Governmental Affairs. His other business experience includes service as President of Tracor Marine, Inc. from 1976 to 1979 and Director of Engineering of Tracor's Systems Technology Division from 1974 to 1976. Mr. Fitzgerald retired from the U.S. Navy in 1974 in the rank of Captain. During his naval career he commanded major fleet units at sea and served in the offices of the Chief of Naval Operations and the Secretary of Defense. He is a past Commissioner and Chairman of the Port Everglades Authority.

     MR. LEE has been a director of the Company since September 1994 and is Chairman and Chief Executive Officer of Hexcel Corporation, an advanced materials manufacturer. Mr. Lee joined the Board of Hexcel Corporation in May of 1993 as an outside independent director. In August 1993, Mr. Lee was asked to become the Chairman and Co-Chief Executive Officer of Hexcel Corporation, which was experiencing financial difficulties, in order to effect a consensual reorganization. In December 1993, having concluded that a consensual reorganization could not be accomplished, Hexcel Corporation filed for protection under Chapter 11 of the Federal Bankruptcy Code and appointed Mr. Lee sole Chief Executive Officer to effect a Plan of Reorganization. The reorganization was completed in February 1995 and Hexcel emerged from Chapter
11. Mr. Lee has been a Director of Aviva Petroleum, Inc. since August 1993, and has been Chairman, President and Chief Executive Officer of Lee Development Corporation, a corporation providing investment and merchant banking services, since 1987. He was a director of XTRA Corporation, a Massachusetts-based transportation and equipment leasing company, from 1990 through January 1996. Mr. Lee also served as Chairman and Chief Executive Officer of Seminole Corporation, a fertilizer manufacturer, from July 1989 through April 1993 and director of Tosco Corporation, a refiner, from April 1988 through April 1993 and was President and Chief Operating Officer of Tosco Corporation from April 1990 through April 1993. Mr. Lee is an advisor to The Clipper Group, L.P. and is a trustee of Yale University.

     MR. MINK has been a director of the Company since October 1990. He is President of Walter C. Mink & Associates, a maritime advisory and consulting firm in Las Vegas, Nevada. From 1978 to 1986, Mr. Mink was President of Mobil Shipping and Transportation Company. Previously, he was President of Seabrokers, Inc., a marine brokerage firm, and was earlier employed by Lago Oil, Esso Tankers, and Mobil Oil Transport. Mr. Mink is a director of First Olsen Tankers, Ltd. He served on the Board of Managers of the American Bureau of Shipping and is a member of the Society of Naval Architects and Marine Engineers.

     MR. RICE has been a director of the Company since January 1992. A financial consultant, he was Senior Vice President of Citibank, N.A. from 1954 to his retirement in 1983. Mr. Rice is a director of ATCO Ltd., First Olsen Tankers Ltd., and Pride Refining Inc.

     DR. VICKERS has been a director of the Company since March 1994. An attorney in private practice in Florida, he has represented more than a hundred financial institutions. He is the author of Panic in Paradise:

Florida's Banking Crash of 1926 and an adjunct professor of U.S. economic and business history at Florida State University. From 1975 to 1979, he served as Assistant Comptroller of the State of Florida.

CERTAIN BOARD INFORMATION

     The Board of Directors supervises the management of the Company as provided by Florida law. The Board of Directors has four committees: (i) the Executive Committee; (ii) the Compensation Committee; (iii) the Audit Committee; and (iv) the Special Acquisitions Committee.

     The Executive Committee exercises the powers of the Board of Directors in the management of the business and affairs of the Company between Board meetings to the extent permitted by Florida law and as limited by the Company's Bylaws. Its current members are Messrs. Hvide (Chairman), Blankley, Fitzgerald, and Sweeney.

     The Compensation Committee reviews and recommends to the Board of Directors the compensation and benefits of all executive officers of the Company and reviews general policy matters relating to compensation and benefits of employees of the Company. The Compensation Committee also administers the Company's bonus and stock option plans. Its current members are Messrs. Fitzgerald (Chairman), Vickers, Lee, and Farmer.

     The Audit Committee is authorized by the Board to review, with the Company's independent public accountants, the annual financial statements of the Company prior to publication; to review the work of, and approve audit services performed by, such independent accountants; to make annual recommendations to the Board for the appointment of independent public accountants for the ensuing year; and to administer the Company's policy with respect to transactions with affiliated persons. Its current members are Messrs. Farmer (Chairman), Calhoun, Mink, and Rice.

     The Special Acquisitions Committee is authorized by the Board of Directors to facilitate the acquisition of additional offshore energy support vessels, subject to an aggregate purchase price limit of $20.0 million for all such acquisitions. Its current members are Messrs. Hvide (Chairman), Blankley, and Calhoun.

     The Board of Directors held 13 meetings and acted by unanimous consent on seven occasions during the year ended December 31, 1996. The Executive Committee held no meetings, the Compensation Committee held six meetings, the Audit Committee held one meeting, and the Special Acquisitions Committee held no meetings during such period. All of the Company's Directors attended at least 75% of the meetings of the Board and of the committees of which they were members.

DIRECTOR COMPENSATION

     Directors not employed by the Company are paid $2,000 per board meeting and $1,500 per board committee meeting ($500 if telephonic) attended and are reimbursed by the Company for reasonable out-of-pocket expenses incurred for attendance at such meetings in accordance with Company policy. All committee chairmen not employed by the Company are also paid an annual retainer of $3,000. The Company granted to each director who was not an employee 500 shares of Class A Common Stock upon consummation of the initial public offering of the Company's Class A Common Stock in August 1996 (the "IPO"), and intends to grant each such director 500 shares of Class A Common Stock each year.

     Additionally, the Company adopted a stock option plan for non-employee directors (the "Directors Plan") and reserved 70,000 shares of Class A Common Stock for issuance under that plan. In 1996, options to purchase 35,000 shares of Class A Common Stock were issued under the Directors Plan. Under the Directors Plan, all directors not employed by the Company will annually be granted an option to purchase 1,500 shares of Class A Common Stock at an exercise price equal to the fair market value of the Class A Common Stock on the date of grant. The date of grant for these options will be the first business day following the annual meeting of stockholders. Also, the Company granted to each director not employed by the Company upon consummation of the IPO and pursuant to the Directors Plan, an option to purchase 5,000 shares of Class A Common Stock at an exercise price of $12 per share. Directors elected to the Board in the future will each be granted an option to purchase 5,000 shares at an exercise price equal to the fair market value of the Class A Common Stock as of the first business day following the stockholder meeting at which the director is elected to the Board. All stock options under the Directors Plan will vest at the earliest of death, disability, change in control of the Company, voluntary retirement from the Board at or after age 62, completion of ten years service on the Board, or one year from the date of grant.

                          ---------------------------

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MESSRS. VICKERS AND RICE AS CLASS I DIRECTORS TO SERVE FOR A TERM OF THREE YEARS. Election of directors requires the affirmative vote of a plurality of the votes entitled to be cast represented in person or by proxy at the Meeting. Shares represented by the enclosed proxy will be voted for the election of the aforementioned candidates unless authority is withheld. If for any reason any of these directors is not a candidate for election as a director at the Meeting as the result of an event not now anticipated, the shares represented by the enclosed proxy will be voted for such substitute as shall be designated by the Board.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation for the Chief Executive Officer and each of the five most highly compensated executive officers whose individual remuneration exceeded $100,000 for the years ended December 31, 1996 and 1995 (the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                           ANNUAL COMPENSATION
              NAME AND                 ----------------------------     OTHER ANNUAL         ALL OTHER
         PRINCIPAL POSITION                     SALARY      BONUS      COMPENSATION(1)    COMPENSATION(2)
------------------------------------           --------    --------    ---------------    ---------------
J. Erik Hvide.......................   1996    $469,513    $160,000         $5,927            $23,799
  Chief Executive Officer              1995     462,000     100,000          4,286             56,238
John H. Blankley(3).................   1996     203,788      50,000          1,936             13,101
  Executive Vice President, Chief      1995      73,125      15,000            246              5,310
  Financial Officer
Eugene F. Sweeney...................   1996     185,288      50,000          3,163             11,573
  Executive Vice President --          1995     150,000      50,000          2,676             16,470
  Operations
Donald L. Caldera(4)................   1996     184,701      50,000            718             13,942
  Executive Vice President --          1995     152,625      35,000            709             15,572
  Development
Gene Douglas........................   1996     131,270      30,000             --             11,491
  Vice President -- Legal and General  1995     115,000      20,000             --              9,871
  Counsel

---------------
(1) Reflects personal use of Company automobiles in the amounts indicated.

(2) For 1996, consists of 401(k) contributions of $10,500 for each of Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas, life insurance premium payments of $1,148, $348, $540, $1,404, and $66 for Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas, respectively, and club and professional membership payments of $12,151, $2,253, $533, $2,038, and $915 for Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas, respectively. For 1995, consists of 401(k) contributions of $10,500 for each of Messrs. Hvide, Sweeney, and Caldera and $8,890 for Mr. Douglas, life insurance premium payments of $1,091, $116, $540, $1,404, and $66, for Messrs. Hvide,
    Blankley, Sweeney, Caldera, and Douglas, respectively, club and professional membership payments of $13,357, $75, $180, $1,568, and $915 for Messrs. Hvide, Blankley, Sweeney, Caldera, and Douglas, respectively, and additional benefits of $31,290, $5,119, $5,250, and $2,100, for Messrs. Hvide,
    Blankley, Sweeney, and Caldera, respectively.

(3) Executive Vice President and Chief Financial Officer beginning September 1, 1995.

(4) Mr. Caldera, Executive Vice President -- Development of the Company since September 1993, will cease to serve in his position as an executive officer effective April 30, 1997.

     The following table contains information concerning stock options granted to each of the Named Executives in 1996. All options were granted pursuant to the Hvide Marine Incorporated Equity Ownership Plan.

                                                                             POTENTIAL REALIZABLE
                                                                               VALUE AT ASSUMED           VALUE OF
                                      PERCENT                                    ANNUAL RATES            UNEXERCISED
                         TOTAL         SHARES                                      OF STOCK             IN-THE-MONEY
                         SHARES      UNDERLYING                                APPRECIATION FOR          OPTIONS AT
                       UNDERLYING     OPTIONS      PER SHARE                    OPTION TERM(2)           FISCAL YEAR
                        OPTIONS       GRANTED      EXERCISE    EXPIRATION   -----------------------       END (ALL
        NAME           GRANTED(1)   TO EMPLOYEES     PRICE        DATE          5%          10%       UNEXERCISABLE)(3)
---------------------  ----------   ------------   ---------   -----------  ----------   ----------   -----------------
J. Erik Hvide........    100,000        13.0%       $ 12.00      8/8/01      $ 331,538   $  732,612       $ 962,500
John H. Blankley.....    100,000        13.0          12.00      8/8/06        754,624    1,912,491         962,500
Eugene F. Sweeney....    100,000        13.0          12.00      8/8/06        754,624    1,912,491         962,500
Donald L. Caldera....    100,000        13.0          12.00      8/8/06        754,624    1,912,491         962,500
Gene Douglas.........     28,000         3.6          12.00      8/8/06        211,309      535,497         269,500

---------------
(1) Options vest 25% per annum over four years, and all unvested options vest upon retirement.

(2) The dollar amounts are the result of calculations at specified rates of appreciation and are not intended to forecast possible future appreciation.

(3) Based upon the last reported sale price of the Class A Common Stock of $21 5/8, as reported by the Nasdaq National Market on December 31, 1996.

NON-COMPETE AND BENEFITS AGREEMENTS

     The Company is party to a non-compete agreement dated September 28, 1994 with Hans J. Hvide, the founder of the Company and father of its current Chairman, pursuant to which Mr. Hvide receives a fee of $185,000 per year (subject to annual adjustments based on the Consumer Price Index) in exchange for an agreement not to provide any services to any person in competition with the Company. The non-compete agreement expires upon the earlier of September 30, 2014 or the death of Mr. Hvide. The non-compete agreement can be terminated by the Company only if Mr. Hvide materially breaches the Agreement, and by Mr. Hvide only if the Company fails to pay the non-compete fees. The Company is also party to a post-retirement benefits agreement with Mr. Hvide pursuant to which he receives the use of an automobile, major medical health insurance for himself and for his spouse, the use of an office and secretarial assistance, and a payment of $2,000 per month in lieu of other expenses. The term of the post-retirement benefits agreement is for the life of Mr. Hvide except for major medical health insurance for Mr. Hvide's spouse, which is for the life of Mr. Hvide's spouse. In the event the Company terminates the non-compete agreement, the post-retirement benefits agreement terminates automatically.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee is responsible for supervising the Company's executive compensation policies, administering the employee incentive plans, reviewing officers' salaries, approving significant changes in executive employee benefits, and recommending to the Board such other forms of remuneration as it deems appropriate. The Compensation Committee is composed of four directors who are not employees of the Company.

  Compensation Philosophy

     The Company's executive compensation program is designed to attract, retain, and motivate a highly qualified and experienced senior management team. The Compensation Committee believes that these objectives can best be obtained by directly tying executive compensation to meeting annual and long-term financial performance goals and to appreciation in the Company's stock price. In accordance with these objectives, the total compensation program for the executive officers of the Company and its subsidiaries consists of three components:

          (1) base salary;

          (2) annual incentive compensation consisting of bonuses based upon achievement of financial performance objectives; and

          (3) long-term equity incentives composed of stock options and other incentive awards, including outright share grants, which may be conditioned upon future events such as continued employment and/ or the attainment of performance objectives. Performance objectives may be measured by reference to the earnings of the Company (or a subsidiary or division of the Company) or to the market value of the Common Stock, among other things.

     It is the Company's policy to consider the deductibility of executive compensation under applicable income tax rules as a factor used to make specific compensation determinations consistent with the goals of the Company's executive compensation program. No component of the Company's executive compensation has been determined to be non-deductible to the Company for the year ended December 31, 1996.

  Base Salary

     The base salaries of the Company's executive officers are determined by the Compensation Committee by evaluating the responsibilities of the positions, experience, and performance. To assist in establishing salary levels for 1996, the Compensation Committee performed a survey of salary levels of executives at other companies in the marine transportation industry. In its efforts to attract and retain well qualified and experienced senior managers, the Compensation Committee examines and utilizes three components of executive compensation: base salaries, annual performance bonuses, and non-qualified stock options.

  Annual Bonus

     The Company's annual bonus program is intended to promote superior performance by making incentive compensation an important part of the executive officers' compensation. In calculating such bonuses, the Compensation Committee examines both objective performance, in which a given executive's performance is measured in terms of financial results as compared to budgeted targets, and subjective performance, which is measured and evaluated with the use of formatted performance evaluation documents. For the 1996 fiscal year, the Company's Chief Executive Officer received a bonus of $160,000, and three Executive Vice Presidents each received bonuses of $50,000.

     Other executive officers of the Company, including subsidiary and division heads, corporate and subsidiary vice presidents, and other managers, also are entitled to receive annual bonuses and/or stock options or grants based upon a percentage of their base salaries and Company and/or individual performance.

  Long-Term Incentives

     The Compensation Committee believes that it is important to provide executive officers incentive compensation based upon the Company's stock price performance, thus aligning the interests of its executive officers with those of its stockholders and encouraging them to contribute to the Company's long-term success. Such incentive compensation, accomplished through the award of non-qualified stock options, provides the added benefit of encouraging employees to remain in the service of the Company.

  CEO Compensation

     In setting the compensation payable to the Company's Chief Executive Officer, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary which is (a) competitive with that paid by companies within the industry which are of comparable size to the Company; (b) competitive with that paid by companies outside the industry with which the Company competes for executive talent; and (c) commensurate with the high risks inherent in the waterborne transportation of petroleum and chemical products, the strict governmental regulation of such operations and large penalties provided by law in certain instances of groundings, collisions, and spills, and the complexities of the Chief Executive Officer's duties and responsibilities growing out of the Company's diverse operations within its four segments; and
(ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation.

     The base salary established for Mr. Hvide on the basis of the foregoing criteria was intended to provide a level of stability and certainty each year. Accordingly, this element of compensation was not affected to any significant degree by Company performance factors.

                                          COMPENSATION COMMITTEE
                                          Jean Fitzgerald
                                          Gerald Farmer
                                          John J. Lee
                                          Raymond B. Vickers

CERTAIN TRANSACTIONS

     The Company's Articles of Incorporation require that any material transaction between the Company and any of its officers, directors, holders of more than 5% of any class of its capital stock, or other affiliates be on terms no less favorable than those that could be obtained from unaffiliated persons and be approved by a majority of the independent and disinterested directors. The Company believes that the transactions described below are on terms no less favorable than those that could be obtained from unaffiliated persons. Furnished below is information regarding certain transactions since December 31, 1995 in which executive officers and directors of the Company have had an interest.

     In August 1996, the Company repaid approximately $2.2 million of notes payable to certain officers, directors, and other related parties with cash and Class A Common Stock of the Company valued at $12.00 per share. The amounts paid were as follows: Hans J. Hvide, the Company's founder and father of its Chairman, $1,548,303 in cash; J. Erik Hvide, $189,758 in cash; Eugene F. Sweeney, $40,764 in cash and 7,988 shares of Class A Common Stock; Andrew W. Brauninger, $34,782 in cash and 6,815 shares of Class A Common Stock; John Krumenacker (the Company's Controller), $17,391 in cash and 3,408 shares of Class A Common Stock; Robert A. Santos, $14,678 in cash and 2,876 shares of Class A Common Stock; and Gene Douglas, $23,373 in cash and 4,580 shares of Class A Common Stock.

     In February 1997, the Company repaid approximately $2.6 million of notes payable to the following individuals in the following amounts: Hans J. Hvide, $2,423,574 and Gerald Farmer, $165,856.

     As of December 31, 1995, J. Erik Hvide was indebted to Maritime Transport Development Corp. ("Maritime Transport"), a company wholly owned by Hans J. Hvide and for which J. Erik Hvide serves as an officer and director, in the amount of $675,000 as a result of miscellaneous personal advances made to him over a number of years. In 1996, Mr. Hvide guaranteed repayment of a like portion of approximately $0.9 million owed to the Company by Maritime Transport. All amounts owed to the Company by Maritime Transport, including the amount guaranteed by Mr. Hvide, were repaid in August 1996 by the cancellation of $0.9 million of notes payable held by Mr. Hvide and Hans J. Hvide.

     Maritime Transport is the successor in interest to the entity which developed and engineered and provides marketing services for the CATUG(R) vessel design. Maritime Transport receives a commission equal to 1.25% of charter hire received by the Company for two such vessels as payment for development and engineering services relating to the vessels. For the year ended December 31, 1996, the Company made a payment to Maritime Transport of $0.2 million.

     In November 1996, the Company took delivery of a 152-foot crew/supply boat which it purchased from J. Erik Hvide and the Investor Group for a purchase price of approximately $2.2 million, which was equal to their cost of the vessel.

     The Company has verbal arrangements with Jean Fitzgerald and Gerald Farmer to provide technical and financial consulting services, respectively, to the Company. Mr. Fitzgerald, whose arrangement commenced in February 1994, is currently compensated for such services at the rate of $6,500 per month, and received total compensation of $77,000 during 1996. Mr. Farmer, whose arrangement commenced in December 1995, is compensated at an hourly rate and received total compensation of $2,900 during 1996. Both arrangements may be terminated by either party without notice.

     The Company has entered into a two-year consulting agreement with Donald L. Caldera effective April 30, 1997, when he will cease serving as an executive officer. Under the agreement, Mr. Caldera will provide consulting services to the Company primarily related to business development and has agreed not to compete with the Company during the term of the agreement. Mr. Caldera will receive $114,000 for such services from June 1, 1997 through May 31, 1998 and $61,000 from June 1, 1998 through May 31, 1999. Mr. Caldera will retain his stock options and continue to receive medical, pension, and life insurance benefits through his retirement on May 31, 1999.

  Recapitalization Agreement

     The Company, the Investor Group, J. Erik Hvide, and the Hvide Trusts (as defined herein) entered into a recapitalization agreement (the "Recapitalization Agreement") in August 1996 in connection with the Company's IPO. Under the Recapitalization Agreement, immediately prior to the IPO, 74,704 shares of the 452,518 Class B Common Stock owned by the Investor Group were converted into 74,704 shares of Class A Common Stock, the 313,215 shares of Class C Common Stock of the Company owned by the Investor Group were converted into 229,062 shares of Class A Common Stock and 84,153 shares of Class B Common Stock and the 663,415 shares of Class C Common Stock owned by J. Erik Hvide and the Hvide Trusts were converted into 663,415 shares of Class B Common Stock. In addition, under the Recapitalization Agreement, $31.0 million of the proceeds of the IPO was used to repay $15.9 million of principal and accrued but unpaid interest on the Senior Notes that had been issued to the Investor Group in September 1994 and $15.1 million of the principal and accrued but unpaid interest on the Junior Notes that had been issued to the Investor Group in September 1994. Also under the Recapitalization Agreement, the $13.9 million principal amount of the Junior Notes remaining outstanding following application of the proceeds of the IPO was converted into an aggregate of 55,500 shares of Class A Common Stock and 1,188,502 shares of Class B Common Stock. The remaining $10.2 million of accrued interest on and principal of the Senior Notes were repaid in February 1997. In addition, the Company has agreed to pay an annual advisory fee of $100,000 to the Investor Group, with such amount reduced by the compensation received by Messrs. Calhoun and Lee in their capacities as directors of the Company. In 1996, $100,000 was paid to the Investor Group pursuant to such agreement. The parties are also parties to the Shareholders Agreement and the CSI Agreement, each as described below.

  Shareholders Agreement

     In connection with the September 1994 issuance of the Senior Notes and the Junior Notes, the Company, J. Erik Hvide, the Hvide Trusts, and the Investor Group entered into an agreement granting certain voting and approval rights to the Investor Group and J. Erik Hvide and certain members of his family (the "Hvide Family"). Immediately prior to the IPO, that agreement was terminated and Mr. Hvide, the Hvide Trusts, and the Investor Group entered into a new agreement (the "Shareholders Agreement") that provides as follows:

     Designations to the Board of Directors. The Investor Group may initially nominate three persons to the Board of Directors and must vote all its shares so as to elect eight other persons nominated to the Board of Directors by J. Erik Hvide. Of these eight nominees, one will be Mr. Hvide, no more than three others may be employees of the Company, its subsidiaries or members of the Hvide Family, and the remainder must be independent of Mr. Hvide, the Company, and its subsidiaries. In addition, J. Erik Hvide and the Hvide Trusts must vote their shares to elect the three Investor Group nominees. Mr. Rice is the Investor Group's Class I nominee and Mr. Vickers is Mr. Hvide's Class I nominee for re-election at the Annual Meeting. The number of nominees that the Investor Group is entitled to designate will be reduced by one at such time as the Investor Group's Primary Economic Interest (as defined in the Shareholders Agreement) drops below 20%, 10%, and 5%, respectively, of the Company's outstanding Common Stock. The Investor Group may remove its nominees, with or without cause, and may nominate successors to its nominees. All director nominees must be U.S. citizens.

     Right of First Refusal. Mr. Hvide (together with the Hvide Trusts) and the Investor Group, respectively, have granted a right of first refusal for each to purchase the other's stock in certain circumstances.

     Share Adjustment. The Investor Group has agreed that, if following the issuance of the CSIs (as defined below), the aggregate votes held by the Investor Group by virtue of its ownership of Class A and Class B Common Stock would exceed the votes held by the Hvide Family by virtue of its ownership of Class A and Class B Common Stock, the Investor Group will convert sufficient Class B Common Stock to Class A Common Stock to allow the Hvide Family to maintain a one-vote majority over the Investor Group.

  Contingent Share Issuance Agreement

     Also in connection with the issuance of the Junior Notes, the Company and the Investor Group entered into a Contingent Share Issuance Agreement (the "CSI Agreement"). The agreement, as amended and restated pursuant to the Recapitalization Agreement, provides for the issuance of additional shares of Class A Common Stock to the purchasers of the Junior Notes to the extent necessary for such purchasers to earn a specified All-in Return (as defined below) on their investment. Mr. Hvide and the Hvide Trusts agreed in the Shareholders Agreement to contribute to the Company a number of shares of Class B Common Stock equal to the number of shares of Common Stock issued by the Company pursuant to the CSI Agreement.

     Pursuant to the CSI Agreement, the Company issued to the purchasers of the Junior Notes two series of Common Stock Contingent Share Issuances ("CSIs") that are convertible into shares of Class A Common Stock on June 10, 1997 (300 days following completion of the IPO). The number of shares of such stock issuable with respect to the first series of CSIs is the lesser of (i) that number necessary to cause the All-in Return to equal 60% and (ii) a number of shares equal to 9.375% of the outstanding shares of the Company's Common Stock on a fully diluted basis, without giving effect to the IPO, the Company's January 1997 second public offering, or the CSIs. The number of shares issuable with respect to the second series of CSIs is equal to the lesser of (i) that number necessary to cause the All-in Return to equal 35% and (ii) a number of shares equal to 12.5% of the outstanding shares of the Company's Common Stock on a fully diluted basis, without giving effect to the IPO, the second public offering, or the CSIs. The value of the shares of Class A Common Stock issuable upon conversion of the CSIs is based upon the average market price of the Class A Common Stock during the 30 trading days preceding June 10, 1997 (the "Valuation Period"). "All-in Return" is defined as the annual rate of return earned by the purchasers of the Junior Notes with respect to their aggregate investment in the Junior Notes, the shares of Common Stock issued to them in connection with their purchase of the Junior Notes, and the shares of Common Stock issued to them upon conversion of the CSIs.

     The Investor Group has agreed, however, that if following the issuance of the CSIs, the aggregate votes held by the Investor Group would exceed the votes held by the Hvide Family, the Investor Group will convert sufficient Class B Common Stock to Class A Common Stock to allow the Hvide Family to maintain a one vote majority over the Investor Group. See "-- Shareholders Agreement -- Share Adjustment."

  Registration Rights Agreement

     In connection with the Recapitalization Agreement the Company and the Investor Group entered into a registration rights agreement (the "Registration Rights Agreement"). Under the Registration Rights Agreement, the Investor Group has the right to demand that its shares of Common Stock be registered for sale pursuant to the requirements of the Securities Act up to three times, subject to certain deferral rights of the Company. Each of the members of the Investor Group has the right to request that its shares be included in any registered underwritten public offering of the Company's Common Stock, subject to certain cutbacks.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of March 31, 1997 by (i) each person who is known by the Company to be the beneficial owner of more than five percent of the Company's outstanding Common Stock, (ii) each director of the Company and each Nominee, (iii) each Named Executive, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the

Common Stock listed, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

                                                  CLASS A COMMON STOCK            CLASS B COMMON STOCK
                                              ----------------------------    ----------------------------
                                                                PERCENT                         PERCENT       PERCENT
                                                 NUMBER         OF CLASS         NUMBER         OF CLASS      OF TOTAL
            NAME AND ADDRESS OF               BENEFICIALLY    BENEFICIALLY    BENEFICIALLY    BENEFICIALLY     VOTING
            BENEFICIAL OWNER(1)                  OWNED           OWNED           OWNED           OWNED         POWER
-------------------------------------------   ------------    ------------    ------------    ------------    --------
J. Erik Hvide(2)...........................       14,000             *           1,769,107        51.7%         38.6%
Hvide Family Trust I(3)....................           --             *           1,444,383        42.2          31.5
Hvide Family Trust II(3)...................           --             *              95,215         2.8           2.1
Clipper/Park HMI, L.P.(4)..................           --             *             750,297        21.9          16.4
Clipper/Hercules, L.P.(4)..................           --             *             414,871        12.1           9.0
Clipper/Merban, L.P.(4)....................      219,850           1.9%            152,089         4.4           3.8
Clipper/Merchant HMI, L.P.(4)..............           --             *             300,119         8.8           6.5
Clipper Capital Associates, L.P.(4)(5).....      219,850           1.9           1,650,470        48.3          36.5
Metropolitan Life Insurance Company(4).....       71,820             *                  --           *             *
Olympus Growth Fund II, L.P.(4)............       67,596             *                  --           *             *
John H. Blankley...........................        1,000             *                  --           *             *
Eugene F. Sweeney..........................        8,098             *                  --           *             *
Gene Douglas...............................        4,580             *                  --           *             *
Donald L. Caldera..........................           --             *                  --           *             *
Robert B. Calhoun, Jr.(5)..................      220,350           1.9           1,650,470        48.3          36.5
Gerald Farmer..............................        5,060             *                  --           *             *
Jean Fitzgerald............................        1,500             *                  --           *             *
John Lee(6)................................          500             *                  --           *             *
Walter C. Mink.............................          500             *                  --           *             *
Robert Rice................................        2,500             *                  --           *             *
Raymond B. Vickers.........................       10,500             *                  --           *             *
All executive officers and directors as a
  group (18 persons)(5)....................      279,694           2.4           3,419,577       100.0          75.2

---------------
 *  Less than one percent

(1) Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Fort Lauderdale, Florida 33316.

(2) Includes the shares held by Hvide Family Trust I and Hvide Family Trust II (the "Hvide Trusts"), of which Mr. Hvide is the sole trustee.

(3) J. Erik Hvide is the sole trustee for both trusts. Hvide Family Trust I is a trust for the benefit of Mr. Hvide, his sister, Elsa Hvide Sowrey (now known as Elsa Hvide Mumma), and their children and in which Mr. Hvide has an economic interest in 65% of the income of the trust. Hvide Family Trust II is a trust for the benefit of Elsa Hvide Sowrey and her children, and in which Mr. Hvide has no economic interest.

(4) Member of the Investor Group, defined as the "Investor Shareholders" in the Company's Articles of Incorporation. The Investor Group owns an aggregate of 359,266 shares of Class A Common Stock and 1,650,470 shares of Class B Common Stock. The address for Clipper Capital Associates, L.P. ("Clipper Capital"), Clipper/Hercules HMI, L.P., Clipper/Merban, L.P., Clipper/Merchant HMI, L.P., Clipper/ Park HMI, L.P. is: c/o Clipper Capital Associates, L.P., Eleven Madison Avenue, 26th Floor, New York, New York 10010. The address for Metropolitan Life Insurance Company is: 334 Madison Avenue, P.O. Box 633, Convent Station, New Jersey 07961-0633. The address for Olympus Growth Fund II, L.P. is: c/o Olympus Partners, Metro Center, One Station Place, Stamford, Connecticut 06902.

(5) Includes 33,094 shares owned by Clipper Capital and an aggregate of 1,837,226 shares held by Clipper/Hercules, L.P., Clipper/Merban, L.P., Clipper/Merchant, L.P. and Clipper/Park, L.P. (collectively, the "Clipper Limited Partnerships"). Clipper Capital is the general partner of the Clipper Limited Partnerships, and Mr. Calhoun is an officer, director, and stockholder of the corporate general partner of Clipper Capital and thus Clipper Capital and Mr. Calhoun may each be deemed to be the beneficial owner of the shares held by the Clipper Limited Partnerships.

(6) Excludes 17,985 shares in which Mr. Lee has a pecuniary interest as an investor in the Clipper Limited Partnerships.

PERFORMANCE GRAPH

     The following graph compares the performance of the Company's Common Stock to the cumulative total return to stockholders of (i) the stocks included in the NASDAQ National Market -- United States Index from August 9, 1996 to December 31, 1996, and (ii) the Company's Peer Group Index for the same period, in each case assuming the investment of $100 on August 9, 1996 at the initial public offering price of $12.00 per share. The Company's Peer Group Index consists of Kirby Corp., Maritrans, Inc., Seacor Holdings, Inc., Stolt-Nielsen, S.A., Tidewater, Inc., and Trico Marine Services.

                     COMPARISON OF CUMULATIVE TOTAL RETURN
                    OF COMPANY, PEER GROUP AND BROAD MARKET

        MEASUREMENT PERIOD       HVIDE MARINE INC
      (FISCAL YEAR COVERED)           CL A             PEER GROUP         BROAD MARKET
08/09/96                             100.00              100.00              100.00
08/31/96                              98.96              104.23              105.18
09/30/96                             108.33              104.34              112.52
10/31/96                             123.96              116.34              111.22
11/29/96                             189.58              121.92              118.14
12/31/96                             180.21              127.66              117.87

                    2. PROPOSAL TO ADOPT BOARD OF DIRECTORS
                            STOCK COMPENSATION PLAN

     At the Meeting, the stockholders will be asked to approve a plan to allow non-employee members of the Board of Directors to elect to convert all or a portion of their director's fees into Class A Common Stock of the Company (the "Directors Stock Compensation Plan"). Under the terms of the Directors Stock Compensation Plan, if approved by the stockholders, non-employee members of the Board may convert all or a portion of their fees for attendance at board or committee meetings into shares of Class A Common Stock of the Company, and each member may designate the percentage of fees to be converted into shares of Class A Common Stock. Adoption of the Directors Stock Compensation Plan requires the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the Meeting.

     Purpose of the Directors Stock Compensation Plan. The Directors Stock Compensation Plan is intended to promote an increased proprietary interest in the Company by non-employee directors, thereby aligning their interests more closely with the interests of stockholders generally.

     Shares Issuable Under the Directors Stock Compensation Plan. The Directors Stock Compensation Plan will be effective when approved by the stockholders and will remain in effect until terminated by the Board. Each eligible director may elect to convert a portion of his or her fees for attendance at board and committee meetings into shares of Class A Common Stock. The number of shares of Class A Common Stock that a member will receive shall equal 125% of the amount of fees subject to the election divided by the fair market value of a share on the last day of the month in which the member would have received his or her fees in stock. The aggregate number of shares of Class A Common Stock to be issued under the Directors Stock Compensation Plan shall not exceed 30,000, subject to any adjustment due to recapitalization or reorganization of the Company.

     Participation in the Directors Stock Compensation Plan. All members of the Board of Directors who are not employees of the Company will be eligible to participate in the Directors Stock Compensation Plan.

     Administration of the Directors Stock Compensation Plan. The Compensation Committee administers the Directors Stock Compensation Plan and has the authority to establish any rules or regulations relating to the Directors Stock Compensation Plan that it determines to be appropriate, to delegate its authority as appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Directors Stock Compensation Plan.

     Adjustment and Reorganization. The number of shares of Class A Common Stock issued pursuant to the Directors Stock Compensation Plan will be proportionately adjusted for any increase or decrease in the number of issued shares of the Company. Any adjustment shall be carried to three decimal places.

     Termination and Amendment. The Board at any time may amend or terminate the Directors Stock Compensation Plan.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE DIRECTORS STOCK COMPENSATION PLAN.

                       3. PROPOSAL TO ADOPT KEY EMPLOYEE
                            STOCK COMPENSATION PLAN

     At the Meeting, the stockholders will be asked to approve a plan to allow key employees to designate a portion of their annual bonuses to be deferred and credited in shares of Class A Common Stock (the "Key Employee Stock Compensation Plan"). Under the terms of the plan, if approved by the stockholders, within 15 days after the Plan becomes effective, eligible key employees may defer up to 50% of any annual incentive plan payment for use to purchase shares of Class A Common Stock of the Company. Adoption of the Key Employee Stock Compensation Plan requires the affirmative vote of a majority of the votes cast on the proposal in person or by proxy at the Meeting.

     Purpose of the Key Employee Stock Compensation Plan. The Key Employee Stock Compensation Plan is intended to promote an increased proprietary interest in the Company by key employees, thereby aligning their interests more closely with the interests of stockholders generally.

     Shares Issuable Under the Key Employee Stock Compensation Plan. Each eligible key employee may, by election, designate a percentage, not to exceed 50%, of his or her annual bonus to be deferred and credited in shares of Class A Common Stock. The number of shares credited will equal 125% of the deferred cash divided by the fair market value of a share of common stock on the last day of the month in which the employee would have been paid but for the deferral election. Of that amount 100% is immediately vested and nonforfeitable, and the remaining 25% becomes vested and nonforfeitable on the first day of the year during which the third anniversary of the crediting of the shares to the employee's account occurs, provided the employee is then still employed by the Company. The Key Employee Stock Compensation also provides for accelerated vesting of this amount in the event of death, disability, retirement of the employee, or termination of the employee following a change in control of the Company. The aggregate number of shares of Class A Common Stock to be issued under the Key Employee Stock Compensation Plan may not exceed 65,000, subject to any adjustment due to recapitalization or reorganization of the Company.

     Participation in the Key Employee Stock Compensation Plan. The Compensation Committee selects those employees of the Company who may participate in the Key Employee Stock Compensation Plan.

     Administration of the Key Employee Stock Compensation Plan. The Compensation Committee administers the Key Employee Stock Compensation Plan and has the authority to establish any rules or regulations relating to the Key Employee Stock Compensation Plan that it determines to be appropriate, to delegate its authority as appropriate, and to make any other determination that it believes necessary or advisable for the proper administration of the Key Employee Stock Compensation Plan.

     Adjustment and Reorganization. The number of shares of Class A Common Stock issued pursuant to the Key Employee Stock Compensation Plan will be proportionately adjusted for any increase or decrease in the number of issued shares of the Company. Any adjustment shall be carried to three decimal places.

     Termination and Amendment. The Board at any time may amend or terminate the Key Employee Stock Compensation Plan.

     THE BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE KEY EMPLOYEE STOCK COMPENSATION PLAN.

                       4. PROPOSAL TO RATIFY APPOINTMENT
                       OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP as the Company's independent public accountants for 1997. The appointment of independent public accountants by the Board of Directors is submitted annually for ratification by the stockholders. A representative of Ernst & Young LLP will be present at the Annual Meeting of Stockholders to respond to appropriate questions and will have an opportunity to make a statement if he desires to do so.

                                5. OTHER MATTERS

     The Board of Directors has no knowledge of any additional business to be presented for consideration at the Meeting. Should any such matters properly come before the Meeting or any adjournments thereof, the persons named in the enclosed proxy will have discretionary authority to vote such proxy in accordance with their best judgment on such other matters and with respect to matters incident to the conduct of the Meeting. Certain financial and other information regarding the Company, including audited consolidated financial statements of the Company and its subsidiaries for the last fiscal year, is included in the Company's 1996 Annual Report to Stockholders mailed with this Proxy Statement.

                          ---------------------------

     STOCKHOLDERS MAY OBTAIN A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K AND THE SCHEDULES THERETO BY WRITING TO GENE DOUGLAS, SECRETARY, HVIDE MARINE INCORPORATED, 2200 ELLER DRIVE, P.O. BOX 13038, FT. LAUDERDALE, FLORIDA 33316. ADDITIONAL COPIES OF THIS PROXY STATEMENT AND THE ACCOMPANYING PROXY ALSO MAY BE OBTAINED FROM MR. DOUGLAS.

     The affirmative vote of a plurality of the votes entitled to be cast represented in person or by proxy at the Meeting is required to elect Directors. The affirmative vote of a majority of the votes cast in person or by proxy is required to approve proposals 2 and 3, and a majority of the votes entitled to be cast in person or by proxy is required to approve proposal 4. Shares represented by proxies marked "withhold authority" with respect to the election of a nominee for Director will be counted for the purpose of determining the number of shares represented by proxy at the Meeting. Such proxies thus will have the same effect as if the shares represented thereby were voted against such nominee. If a broker indicates on the proxy that it does not have discretionary authority to vote in the election of Directors, those shares will not be counted for the purpose of determining the number of shares represented by proxy at the Meeting.

     The Company will pay the cost of soliciting proxies. In addition to solicitation by use of the mails, certain officers and employees of the Company may solicit the return of proxies by telephone, telegram, or in person. The Company has requested that brokerage houses, custodians, nominees, and fiduciaries forward soliciting materials to the beneficial owners of Common Stock of the Company and will reimburse them for their reasonable out-of-pocket expenses.

     A list of stockholders of record entitled to be present and vote at the Meeting will be available at the offices of the Company for inspection by the stockholders during regular business hours from May 9, 1997 to the date of the Meeting. The list will also be available during the Meeting for inspection by stockholders who are present. Votes will be tabulated by an automated system administered by ChaseMellon Shareholder Services, LLC, the Company's transfer agent.

     IN ORDER TO ASSURE THE PRESENCE OF THE NECESSARY QUORUM AT THE MEETING, PLEASE SIGN AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES. SIGNING AND RETURNING THE PROXY WILL NOT PREVENT YOU FROM ATTENDING THE MEETING AND VOTING IN PERSON, SHOULD YOU SO DESIRE.

                         STOCKHOLDER PROPOSALS FOR THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

     Any stockholder who wishes to present a proposal for consideration at the annual meeting of stockholders to be held in 1998 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be included in the proxy materials relating to the 1998 annual meeting, it must be received by the Company no later than December 12, 1997. Such proposals should be addressed to Gene Douglas, Secretary, Hvide Marine Incorporated, 2200 Eller Drive, P.O. Box 13038, Ft. Lauderdale, Florida 33316.

                                                                      APPENDIX A


                           HVIDE MARINE INCORPORATED
                   BOARD OF DIRECTORS STOCK COMPENSATION PLAN

1. PURPOSE

   The purpose of the Hvide Marine Incorporated Board of Directors Stock Compensation Plan (the "Plan") is to provide outside directors of Hvide Marine Incorporated or any of its affiliates or subsidiaries (the "Company") the opportunity to acquire an equity interest in the Company. Operationally, the Plan permits Participants to convert all or a portion of the Participant's director's fees into stock of the Company. A Participant's interest under the Plan shall be expressed in shares of the Company's common stock ("Shares").

2. TERM AND PLAN YEAR

   The Plan shall be effective when adopted by the Board of Directors of the Company (the "Board"), subject to approval of the shareholders of the Company within twelve months thereafter. The Plan shall remain in effect until terminated by the Board. The issuance of Shares under the Plan may be conditioned upon the effectiveness of a registration statement covering the Shares. The Plan Year shall be the period January 1 through December 31.

3. ELIGIBILITY AND PARTICIPATION

   All members of the Board who are not employees of the Company will be eligible to participate in the Plan. A Board member will become a Participant by submitting a Stock Election within 30 days after the Plan becomes effective and thereafter prior to the first day of the Plan Year.

4. CONVERSION OF FEES INTO STOCK

   (a) STOCK ELECTIONS: Each eligible Board member may elect to convert a portion of his or her fees for attendance at Board and committee meetings ("Director Fees") into Shares. The Stock Elections (i) must be in writing, and (ii) must designate the percentage of the fees to be converted into Shares. The Stock Election may change from Plan Year to Plan Year, but the Stock Election for a particular Plan Year may not be changed after the beginning of the Plan Year to which the election relates. Except in the initial year, each Stock Election must be made prior to the first day of the Plan Year in which Director Fees will be paid. A Stock Election will continue in effect for subsequent Plan Years unless the Stock Election is changed or revoked on or before the first day of the next Plan Year.

   (b) CALCULATION OF SHARES: Amounts subject to a Stock Election will be converted into Shares as of the last day of the month in which such amount would have been paid in cash. The number of Shares that a Participant will receive shall equal one hundred twenty-five percent (125%) of the amount subject to the Stock Election divided by the Fair Market Value (as defined in Section 8 hereof) of a Share on the last day of the month in which such amount would have been paid in cash but for the Stock Election pursuant to Section 4(a). Such calculations shall be carried to three decimal places.

5. PAYMENT OF SHARES

   The Company shall issue and deliver to the Participant Share certificates for payment of Shares as soon as practicable following the date on which the number of Shares is calculated. Fractional Shares shall be paid in cash.

6. SHARES SUBJECT TO THE PLAN

   The aggregate number of Shares that may be subject to issuance under the Plan shall not exceed 30,000, subject to adjustment as provided in Section 9 of this Plan.

7. ADJUSTMENTS AND REORGANIZATION

   In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares or the price of Shares, such proportionate adjustments, if any, as the Committee in its sole discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of Shares that may be issued under the Plan. Any adjustments described in the preceding sentence shall be carried to three decimal places.

8. FAIR MARKET VALUE

   Fair Market Value of a Share for all purposes under the Plan shall mean, for any particular date, (i) for any period during which the Share shall be listed for trading on a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the closing price per share of Stock on such exchange or the NASDAQ closing bid price as of the close of such trading day or (ii) for any period during which the Share shall not be listed for trading on a national securities exchange or NASDAQ, the market price per Share as determined by a qualified appraiser selected by the Board. If Fair Market Value is to be determined on a day when the markets are not open, Fair Market Value on that day shall be the Fair Market Value on the most recent preceding day when the markets were open.

9. TERMINATION OR AMENDMENT OF PLAN

   (a) IN GENERAL: The Board may, at any time by resolution, terminate, suspend or amend this Plan. If the Plan is terminated by the Board, no further Stock Elections may be made under the Plan, but any Director Fees subject to a Stock Election that have not yet been paid to the Participant at the time of the termination of the Plan will be paid in accordance with the terms and conditions of the Plan.

   (b) WRITTEN CONSENTS: No amendment may adversely affect the right of any Participant to have his Director Fees paid in Shares unless such Participant consents in writing to such amendment.

10. COMPLIANCE WITH LAWS

   (a) The obligations of the Company to issue any Shares under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

   (b) Subject to the provisions of Section 9, the Board may take such changes in the design and administration of this Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority.

11. MISCELLANEOUS

   (a) UNFUNDED PLAN: Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Participant, the Participant's designee or any other person. The Plan shall be unfunded with respect to the Company's obligation to pay any amounts due, and a Participant's rights to receive any payment with respect to any Stock Election shall be not greater than the rights of an unsecured general creditor of the Company.

   (b) ADMINISTRATION: The Committee shall administer the Plan, including the adoption of rules or the preparation of forms to be used in its operation, and to interpret and apply the provisions hereof as well as any rules which it may adopt. In addition, the Committee may appoint other individuals, firms or organizations to act as agent of the Company carrying out administrative duties under the Plan. The decisions of the Committee, including, but not limited to, interpretations and determinations of amounts due under this Plan, shall be final and binding on all parties.

   (c) GOVERNING LAW: The validity, construction and effect of the Plan and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Florida without regard to its conflict of law rules, and applicable federal law.

   (d) RIGHTS AS A STOCKHOLDER: A Participant shall have no rights as a stockholder until the Participant actually becomes a holder of record of Shares distributed with respect thereto.

   (e) NOTICES: All notices or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand delivered, or if mailed by certified mail, addressed to the Participant at the address contained in the records of the Company or to the Company at its principal office, as applicable.

IN WITNESS WHEREOF, ____________________________ HAS ADOPTED THE FOREGOING INSTRUMENT THIS ______ DAY OF __________, 199_.

                                                                      APPENDIX B


                           HVIDE MARINE INCORPORATED
                      KEY EMPLOYEE STOCK COMPENSATION PLAN

1. PURPOSE

   The purposes of the Hvide Marine Incorporated Key Employee Stock Compensation Plan (the "Plan") are (i) to provide key employees of Hvide Marine Incorporated or any of its affiliates or subsidiaries (the "Company") the opportunity to acquire an equity interest in the Company (ii) to attract and retain well-qualified individuals, and (iii) to align the interests of management and the stockholders of the Company. Operationally, the Plan permits Participants to defer receipt of a portion of the Participant's Annual Incentive Plan payment. A Participant's interest under the Plan shall be expressed in Stock Units equivalent to shares of the Company's common stock ("Shares").

2. TERM AND PLAN YEAR

   The Plan shall be effective when adopted by the Board of Directors of the Company (the "Board"), subject to approval of the shareholders of the Company within twelve months thereafter. The Plan shall remain in effect until terminated by the Board. The issuance of Shares under the Plan may be conditioned upon the effectiveness of a registration statement covering the Shares. The Plan Year shall be the period January 1 through December 31.

3. ELIGIBILITY AND PARTICIPATION

   Within 15 days after the Plan becomes effective and thereafter, annually by December 1, the Compensation Committee of the Board (the "Committee") will determine those key employees who are eligible to become Participants. An eligible key employee will become a Participant by submitting a Deferral Election within 30 days after the Plan becomes effective and thereafter prior to the first day of the Plan Year. A key employee's eligibility to submit a Deferral Election does not carry over from year to year; each key employee must have his or her eligibility to submit a Deferral Election determined annually by the Committee.

4. DEFERRAL OF ANNUAL INCENTIVE

   (a) DEFERRAL ELECTIONS: Subject to the limits established by the Committee, each eligible key employee may elect to defer the payment of all or part of any Annual Incentive Plan payment which otherwise would be paid for a Plan Year. The Deferral Elections (i) must be in writing, and (ii) must designate the percentage of the Annual Incentive Plan payment to be deferred for the Plan Year (the "Deferral Percentage"). The Deferral Percentage may change from Plan Year to Plan Year, but the deferral percentage for a particular Plan Year may not be changed after the beginning of the Plan Year to which the election relates. No Deferral Percentage may be for more than 50% of that year's Annual Incentive Plan payment. Except in the initial year, each Deferral Election must be made prior to the first day of the Plan Year for which the Annual Incentive Plan payment will be paid.

   (b) CREDITING DEFERRAL AMOUNTS TO ACCOUNTS: Amounts deferred pursuant to
       Section 4(a) shall be credited in Stock Units as of the last day of the month in which such amount would have been paid in cash to a bookkeeping reserve account maintained by the Company ("Stock Unit Account"). The Stock Unit Account shall have two components -- a Basic Account and a Premium Account. The number of Stock Units credited to a Participant's Basic Account shall equal one hundred percent (100%) of the deferred cash amount divided by the Fair Market Value (as defined in Section 10 hereof) of a Share on the last day of the month in which such deferral amount would have been paid but for the Deferral Election pursuant to Section 4(a). The number of Stock Units credited to a Participant's Premium Account shall equal 25% of the deferred cash amount, divided by the Fair Market Value (as defined in Section 10 hereof) of a Share on the last day of the month in which such deferral amount would have been paid but for the Deferral Election pursuant to Section 4(a). Such calculations shall be carried to three decimal places.

   (c) The value of the Stock Units credited to the Participant's Stock Unit Account shall constitute the Participant's entire benefit under this Plan.

5. ADDITIONS TO DEFERRED ACCOUNTS

   As of each dividend payment date, with respect to Shares, there shall be credited to each Participant's Stock Unit Account certain Dividend Units which will be an additional number of Stock Units equal to (i) the per-share dividend payable with respect to a Share on such date multiplied by (ii) the number of Stock Units held in the Stock Unit Account as of the close of business on the first business day prior to such dividend payment date and, if the dividend is payable in cash or property other than Shares, divided by
   (iii) the Fair Market Value of a Share on such business day. For purposes of this Section 5, "dividend" shall include all dividends, whether normal or special, and whether payable in cash, Shares or other property. The calculation of additional Stock Units shall be carried to three decimal places.

6. VESTING OF ACCOUNTS

   (a) BASIC ACCOUNT: All Stock Units credited to a Participant's Basic Account (and the Dividend Units attributable thereto) pursuant to this Plan shall be at all times fully vested and nonforfeitable.

   (b) PREMIUM ACCOUNT: All Stock Units credited to a Participant's Premium Account pursuant to this Plan (and the Dividend Units attributable thereto) shall become one hundred percent (100 %) vested and nonforfeitable on the first day of the Plan Year in which will occur the third anniversary of the date the Stock Units are credited to the Participant's Premium Account, provided that the Participant is then an employee of the Company. In the event that the Participant dies, becomes disabled, retires at the normal retirement age specified in the Company's qualified retirement plan or terminates employment for any reason within twenty-four (24) months following a Change of Control, all unvested Stock Units and Dividend Units will immediately become one hundred percent (100%) vested and nonforfeitable. Additionally, the Committee, in its sole discretion, may accelerate a Participant's vested percent if it determines that such action would be in the best interest of the Company.

7. PAYMENT OF ACCOUNTS

   (a) TIME OF DISTRIBUTION: Payment of the vested Stock Units to a Participant shall be made not earlier than the first day nor later than the last day of the first month of the Plan Year in which will occur the third anniversary of the date the Stock Units in question were credited to the Participant's Stock Unit Account. Notwithstanding the preceding sentence, in the event of the death of the Participant before the Participant's Stock Unit Account has been fully distributed, an immediate lump sum distribution of the Stock Unit Account shall be made to the Participant's Beneficiary or Beneficiaries in the proportions designated by such Participant.

   (b) FORM OF DISTRIBUTION: The total number of vested whole Stock Units in the Participant's Stock Unit Account shall be paid to the Participant in an equal number of whole Shares. The Company shall issue and deliver to the Participant Share certificates for payment of Stock Units as soon as practicable following the date on which the Stock Units, or any portion thereof, become payable.

8. SHARES SUBJECT TO THE PLAN

   The aggregate number of Shares that may be subject to issuance under the Plan shall not exceed 65,000, subject to adjustment as provided in Section 9 of this Plan.

9. ADJUSTMENTS AND REORGANIZATION

   In the event of any stock dividend, stock split, combination or exchange of Shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other change affecting Shares or the price of Shares, such proportionate adjustments, if any, as the Committee in its sole discretion may deem appropriate to reflect such change shall be made with respect to the aggregate number of Shares that may be issued under the Plan, and each Stock Unit or Dividend Unit held in the Stock Unit Accounts. Any adjustments described in the preceding sentence shall be carried to three decimal places.

10. FAIR MARKET VALUE

   Fair Market Value of a Share for all purposes under the Plan shall mean, for any particular date, (i) for any period during which the Share shall be listed for trading on a national securities exchange or the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), the closing price per share of Stock on such exchange or the NASDAQ closing bid price as of the close of such trading day or (ii) for any period during which the Share shall not be listed for trading on a national securities exchange or NASDAQ, the market price per Share as determined by a qualified appraiser selected by the Board. If Fair Market Value is to be determined on a day when the markets are not open, Fair Market Value on that day shall be the Fair Market Value on the most recent preceding day when the markets were open.

11. TERMINATION OR AMENDMENT OF PLAN

   (a) IN GENERAL: The Board may, at any time by resolution, terminate, suspend or amend this Plan. If the Plan is terminated by the Board, no deferrals may be credited after the effective date of such termination, but previously credited Stock Units and Dividend Units shall remain outstanding in accordance with the terms and conditions of the Plan.

   (b) WRITTEN CONSENTS: No amendment may adversely affect the right of any Participant to have Dividend Units credited to a Stock Unit Account or to receive any Shares pursuant to the payout of such accounts, unless such Participant consents in writing to such amendment.

12. COMPLIANCE WITH LAWS

   (a) The obligations of the Company to issue any Shares under this Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Board.

   (b) Subject to the provisions of Section 11, the Board may take such changes in the design and administration of this Plan as may be necessary or appropriate to comply with the rules and regulations of any government authority.

13. MISCELLANEOUS

   (a) UNFUNDED PLAN: Nothing contained in this Plan and no action taken pursuant to the provisions hereof shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and Participant, the Participant's designee or any other person. The Plan shall be unfunded with respect to the Company's obligation to pay any amounts due, and a Participant's rights to receive any payment with respect to any Stock Unit Account shall be not greater than the rights of an unsecured general creditor of the Company.

       The Company may establish a Rabbi Trust to accumulate Shares to fund the obligations of the Company pursuant to this Plan. Payment from the Rabbi Trust of amounts due under the terms of this Plan shall satisfy the obligation of the Company to make such payment. In no event shall any Participant be entitled to receive payment of an amount from the Company that the Participant received from the Rabbi trust.

   (b) ASSIGNMENT; ENCUMBRANCES: The right to have amounts credited to a Stock Unit Account and the right to receive payment with respect to such Stock Unit Account under this Plan are not assignable or transferable and shall not be subject to any encumbrances, liens, pledges, or charges of the Participant or to claims of the Participant's creditors. Any attempt to assign, transfer, hypothecate or attach any rights with respect to or derived from any Stock Unit shall be null and void and of no force and effect whatsoever.

   (c) DESIGNATION OF BENEFICIARIES: A Participant may designate in writing a beneficiary or beneficiaries to receive any distribution under the Plan which is made after the Participant's death; provided, however, that if at the time any such distribution is due, there is no designation of a beneficiary in force or if any person (other than a trustee or trustees) as to whom a beneficiary designation was in force at the time of such Participant's death shall have died before the payment became due and the Participant has failed to provide such beneficiary designation for any person or persons to take in lieu of such deceased person, the person or persons entitled to receive such distribution (or part thereof, as the case may be) shall be the participant's executor or administrator.

   (d) CHANGE OF CONTROL: A "Change of Control" shall be deemed to have occurred if (i) a tender offer shall be made and consummated of the ownership of 30% or more of the outstanding voting securities of the Company, (ii) the Company shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 70% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of the Company, other than affiliates (within the meaning of the Securities Exchange Act of 1934) of any party to such merger or consolidation, (iii) the Company shall sell substantially all of its assets to another corporation which corporation is not wholly owned by the company, or (iv) a person, within the meaning of Section 3(a)(9) or of Section 13(d)(3) (as in effect on the date hereof) of the Securities Exchange Act of 1934, shall acquire 30% or more of the outstanding voting securities of the Company (whether directly, indirectly, beneficially or of record). For purposes hereof, ownership of voting securities shall take into account and shall include ownership as determined by applying the provisions of Rule 13d-3(d)(1)(i) (as in effect on the date hereof) pursuant to the Securities and Exchange Act of 1934.

   (e) ADMINISTRATION: The Committee shall administer the Plan, including the adoption of rules or the preparation of forms to be used in its operation, and to interpret and apply the provisions hereof as well as any rules which it may adopt. In addition, the Committee may appoint other individuals, firms or organizations to act as agent of the Company carrying out administrative duties under the Plan. Except as may be provided in a Rabbi Trust, the decisions of the Committee, including, but not limited to, interpretations and determinations of amounts due under this Plan, shall be final and binding on all parties.

   (f) TAX WITHHOLDING. An individual who receives payment from the Plan shall pay to the Company, or make arrangements satisfactory to the Committee, regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such payment. The individual shall make such payment or arrangement no later than the date as of which he is scheduled to receive such payment. The obligations of the Company under the Plan shall be conditioned on such payment or arrangement and the Company, to the extent permitted by law, shall have the right to deduct any such taxes from any distribution of any kind otherwise due to the individual. Unless otherwise determined by the Committee, any withholding obligation of the Company on amounts received under the Plan may be settled with shares of common stock of the Company that are part of the distribution that gives rise to the withholding requirement.

   (g) GOVERNING LAW: The validity, construction and effect of the Plan and any actions taken or relating to the Plan, shall be determined in accordance with the laws of the State of Florida without regard to its conflict of law rules, and applicable federal law.

   (h) RIGHTS AS A STOCKHOLDER: A Participant shall have no rights as a stockholder with respect to a Stock Unit until the Participant actually becomes a holder of record of Shares distributed with respect thereto.

   (i) NOTICES: All notices or other communications made or given pursuant to this Plan shall be in writing and shall be sufficiently made or given if hand delivered, or if mailed by certified mail, addressed to the Participant at the address contained in the records of the Company or to the Company at its principal office, as applicable.

IN WITNESS WHEREOF, ____________________________ HAS ADOPTED THE FOREGOING INSTRUMENT THIS ______ DAY OF __________, 199_.

[card front]

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS


HVIDE MARINE INCORPORATED -- COMMON STOCK PROXY -- FOR THE ANNUAL MEETING OF STOCKHOLDERS AT 10:30 A.M. LOCAL TIME, MONDAY, MAY 19, 1997 AT TERMINAL 26, PORT EVERGLADES, FLORIDA.

        The undersigned hereby appoints J. Erik Hvide and Gene Douglas, or either of them, with full power of substitution, as Proxies to represent and vote all of the shares of Common Stock of Hvide Marine Incorporated held of record by the undersigned at the above-stated Annual Meeting, and any adjournments thereof, upon the matters set forth in the Notice of 1997 Annual Meeting of Stockholders and Proxy Statement dated April 18, 1997, as follows:

1.      ELECTION OF DIRECTORS
        Nominees:  Raymond B. Vickers and Robert Rice.
             /  / FOR all Nominees            /  /  WITHHELD as to all Nominees
        FOR, except vote withheld from the following nominee:
             /  /
                  ----------------------------------------------
2.      PROPOSAL TO ADOPT BOARD OF DIRECTORS STOCK COMPENSATION PLAN
             /  / FOR                /  / AGAINST           /  / ABSTAIN
3.      PROPOSAL TO ADOPT KEY EMPLOYEE STOCK COMPENSATION PLAN
             /  / FOR                /  / AGAINST           /  / ABSTAIN
4.      PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
             /  / FOR                /  / AGAINST           /  / ABSTAIN
5. TO TAKE ANY ACTION UPON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING

This proxy, when properly executed, will be voted as specified. IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR MESSRS. VICKERS AND RICE AS DIRECTOR, FOR PROPOSALS 2, 3, AND 4 AND IN THE DISCRETION OF THE PROXY OR PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY ADJOURNMENTS THEREOF.






[card reverse]

Joint owners must EACH sign. Please sign EXACTLY as your name(s) appear(s) on this proxy. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please give your FULL title.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING   /  /

MARK HERE FOR ADDRESS CHANGE AND NOTE BELOW    /  /

                            ------------------------

Any proxy heretofore given by the undersigned with respect to such stock is hereby revoked. Receipt of the Notice of the 1997 Annual Meeting, Proxy Statement, and 1996 Annual Report to Stockholders is hereby acknowledged. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.


----------------------------------         -------------------------------------
SIGNATURE                 DATE             SIGNATURE                    DATE